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                                                                     EXHIBIT 2.3

                            STOCK PURCHASE MEMORANDUM

     THIS MEMORANDUM is made and entered into as of the 1st day of October, 1997, by and between George D. Overend, a resident of Atlanta, Georgia (the "Seller") and THE COCA-COLA BOTTLING COMPANY OF THE NORTHEAST, a Delaware corporation ("Purchaser"), under the following circumstances:

     A. The Seller has this day sold to the Purchaser 1,778 shares of the Class A Common Stock, of the par value $.01 per share, of The Coca-Cola Bottling Company of New York, Inc., a Delaware corporation (the "KONY Stock").

     B. This document is being executed to record the agreement of the parties with respect to the sale and purchase of the KONY Stock, which is as follows:

       1. Purchase Price. The purchase price for the 1,778 shares of KONY Stock was $501,921.66 which the Purchaser has this day paid to the Seller, and the Seller's receipt of which is acknowledged.

       2. Delivery of Certificate. The Seller has delivered to the Purchaser certificates no. 53 and 91 evidencing ownership of the KONY Stock, issued in the name of Seller, together with its duly executed stock power, with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange. The Purchaser hereby acknowledges receipt of such certificate and stock power.

       3.   Representations and Warranties of Seller.

          (a) The Seller has full corporate power and authority to execute and deliver this Memorandum and to transfer to the Purchaser the KONY Stock to which this Memorandum relates.

          (b) The KONY Stock is validly issued, fully paid and nonassessable, and except as otherwise disclosed on Schedule 3(c), is free and clear of any liens, restrictions, claims, equities, charges, options or other encumbrances, with no defects of title whatsoever.

          (c) The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions described in this Memorandum for which the Purchaser could become liable or obligated.

          (d) The Seller's representations and warranties shall survive the delivery of the Stock.

     4.   Representations and Warranties of Purchaser.

          (a) The Purchaser hereby represents and warrants that Purchaser is acquiring the KONY Stock for investment for Purchaser's



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account, with the intent of  holding  the KONY  Stock  for  investment,  without the present intent of participating directly or indirectly in a distribution of the KONY Stock, and without the participation of any other person in any part of the purchase.

          (b) The Purchaser's representations and warranties shall survive the delivery of the KONY Stock.

     IN WITNESS WHEREOF, this Memorandum is signed by the parties as of the date first above written.

                    SELLER:

                    /s/GEORGE D. OVEREND
                    -----------------------------
                    George D. Overend

                    PURCHASER:

                    THE COCA-COLA BOTTLING COMPANY
                       OF THE NORTHEAST

                        /s/ JOHN R. ALM
                    By:----------------------------
                          SENIOR VICE PRESIDENT
                    Its:---------------------------



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                            SCHEDULES AND EXHIBITS TO
                            STOCK PURCHASE MEMORANDUM

    Schedule 3(c)         Liens and Restrictions



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